FREE WRITING PROSPECTUS Dated January 15, 2013	Filed Pursuant to Rule 433 Registration No. 333-171684 Registration No. 333-171684-01

$1.566bln AllyFinancial 2013-1 Non-Prime Auto Loans

Jt-Leads: BofAML (struc), Citi, Barc Co-Mgrs: BMO, CIBC, Natixis, Scotia, SocGen

CL	$SIZEMM	WAL	M/S	PWIN	E.FINAL	L.FINAL	BENCH	YIELD	PRICE	CPN
A1	333.000	1.25	Aaa/AAA	13-18	7/14	3/20/15	EDSF + 15	0.472	99.99809	0.47
A2	523.000	1.93	Aaa/AAA	18-29	6/15	7/20/16	EDSF + 26	0.625	99.99196	0.62
A3	333.000	2.77	Aaa/AAA	29-38	3/16	6/20/17	iSWP + 34	0.799	99.97895	0.79
A4	126.990	3.35	Aaa/AAA	38-43	8/16	1/22/18	iSWP + 43	0.974	99.99332	0.97
B	69.912	3.65	Aa1/AA	43-45	10/16	4/20/18	iSWP + 70	1.295	99.99459	1.29
C	102.811	3.97	A1/A	45-50	3/17	10/22/18	iSWP + 110	1.749	99.98981	1.74
D	78.140	4.24	Baa2/BBB	50-51	4/17	9/20/21	iSWP + 150	2.205	99.98005	2.19

TICKER:	AFIN 2013-1
REGISTRATION:	Public
EXPECTED RATINGS:	Moodys/S&P
PXG SPEED:	1.4% ABS 10% CALL
EXPECTED SETTLE:	1/24/13
FIRST PAY:	2/20/13
BILL & DELIVER:	BofAML
MIN DENOMS:	$1K X $1K

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.